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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                            WIRELESS FACILITIES, INC.
                            -------------------------
                                (Name of Issuer)



                          COMMON STOCK, PAR VALUE $.001
                          -----------------------------
                         (Title of Class of Securities)



                                   97653A 10 3
                                   -----------
                                 (CUSIP Number)



                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of This Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                               Page 1 of 4 pages

----------------------                                         -----------------
 CUSIP NO. 97653A 10 3                13G                      PAGE 2 OF 4 PAGES
----------------------                                         -----------------


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) MASOOD TAYEBI
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION
           United Kingdom
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               10,078,015
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              0
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             10,078,015
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               0
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,078,015
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           25.4%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*
           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 4 pages

ITEM 1(a).     Name of Issuer:

               Wireless Facilities, Inc.

ITEM 1(b).     Address of Issuer's Principal Executive Offices:

               9805 Scranton Road, #100

               San Diego, CA  92121

ITEM 2(a).     Name of Person Filing:

               Masood Tayebi

ITEM 2(b).     Address of Principal Business Office or, if none, Residence:

               9805 Scranton Road, #100
               San Diego, CA  92121

ITEM 2(c).     Citizenship:

               United States

ITEM 2(d).     Title of Class of Securities:

               Common Stock

ITEM 2(e).     CUSIP Number:

               97653A 10 3

ITEM 3.  NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

         (a)   Amount Beneficially Owned:

               10,078,015

         (b)   Percent of Class:  25.4%

         (c)   Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 10,078,015

               (ii)   shared power to vote or to direct the vote: 0

               (iii)  sole power to dispose or to direct the disposition of:
                      10,078,015

               (iv)   shared power to dispose or to direct the disposition of: 0



                               Page 3 of 4 pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 10, 2000
                                             -----------------------------------
                                             Date

                                             /s/ Masood Tayebi
                                             -----------------------------------
                                             Signature

                                             Masood Tayebi
                                             -----------------------------------
                                             Name/Title



                               Page 4 of 4 pages